Exhibit 23.4

September 28, 2018

CONSENT OF KANTAR MEDIA

The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form F-3, including any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”), of information contained in Manchester United plc’s Annual Report on Form 20-F for the year ended June 30, 2018 (the “Annual Report”) relating to the information derived from our survey titled “Manchester United Global Fan Survey 2011” and references to our firm in the form and context in which they appear in the Annual Report and the Registration Statement.

Very truly yours,

KANTAR MEDIA

By:	/s/ James Burke
Name: James Burke
Title: Director